Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (Nos. 333-28623, 333-50341, 333-38998, and 333-66446) of National Dentex Corporation of our report dated February 6, 2004 relating to the financial statements and financial statement schedules, which appears in this Form 10-K.

PricewaterhouseCoopers LLP
Boston, Massachusetts
March 1, 2004